Exhibit 5.2

Rio Tinto Limited Level 43 120 Collins Street Melbourne Australia 3000

7 March 2025

The Directors
Rio Tinto Limited
Level 43
120 Collins Street
Melbourne
Australia 3000

Dear Sirs,

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended (the “Act”) of 25,000 shares in the capital of Rio Tinto Limited, a company registered in Australia to be issued in connection with the Rio Tinto Limited Equity Incentive Plan 2018 (the “Rio Tinto Limited Equity Incentive Plan 2018”).

This opinion is limited to the laws of Australia and its States and Territories, as applied by the Australian courts and is given on the basis that it will be governed by and be construed in accordance with those laws.

I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

On the basis of, and subject to, the foregoing and having regard to such consideration of Australian law in force at the date of this letter as I consider relevant, I am of the opinion that:

(i)	the Company has been duly incorporated as a company limited by shares and is validly existing under the laws of the Commonwealth of Australia; and

(ii)	any Shares to be issued by the Company pursuant to and in accordance with the Rio Tinto Limited Equity Incentive Plan 2018 and appropriate board and/or shareholder resolutions will, when issued and delivered pursuant to the Company’s Constitution and in accordance with the Rio Tinto Limited Equity Incentive Plan 2018, be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such Shares. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Tim Paine .
Tim Paine
(an Australian Legal Practitioner within the meaning of the Legal Profession Uniform Law (Victoria))
Company Secretary
Rio Tinto Limited